                                                                     Exhibit 5.1

                              Palmer & Dodge LLP
                   One Beacon Street, Boston, MA 02108-3190

Telephone: (617) 573-0100                       Facsimile: (617) 227-4420

                                 August 11, 1999

CMGI, Inc.
100 Brickstone Square
Andover, MA  01810

We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by CMGI, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to the registration of 360,532 shares (the "Shares") of the Company's Common Stock, $0.01 par value per share, which may be offered for resale by certain shareholders of the Company listed therein. We understand that the Shares are to be offered and sold in the manner described in the Registration Statement.

We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization and preparation for issuance of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and issued and are fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under "Legal Matters."

                              Very truly yours,

                              /s/ Palmer & Dodge LLP

                              Palmer & Dodge LLP